Exhibit 10.11

[PARENT], [ADDRESS]

Confidential

[Director]

[Company]

[Address]

[Company]

[Address]

Zurich, [Date] 2025

Re: Indemnification Agreement

Dear [Director],

In consideration of your prior and continuing service in your capacity as member of the board of directors (the “Board”) of (i) [Company], [Address], with company register no. CHE-[…], (ii) [Company], [Address], with company register no. CHE-[…] and (iii) [Pls. add all relevant group entities with Board positions] (each referred to as the “Company”), we, [Parent], [Address], with company register no. CHE-[…] (“Parent”), as the 100% shareholder of the Company and after due and careful consideration, hereby agree to grant you the following indemnification rights:

1.	Parent agrees to indemnify and hold you harmless, to the fullest extent permissible under applicable law, against any and all claims raised or threatened by third parties (but, for the avoidance of doubt, not Parent and the Company) against you which arise out of or in connection with the services performed by you as a member of the Board of the Company (the “Proceedings”). This indemnity shall cover (i) reasonable costs of investigation, (ii) court costs (including costs of appearing as a witness), (iii) reasonable costs of legal representation, (iv) any fines, penalties, fees, or related payments (the “Expenses”). Any Expenses shall be prepaid upon your request and shall be, if and to the extent not necessary to cover your actual Expenses, refundable to Parent.

2.	Parent shall indemnify and hold harmless, to the fullest extent permitted by law, you from against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceeding or investigations, whether civil, criminal, administrative or other (including but not limited to, liabilities under contract, tor and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; or (ii) serving as a member of the board of directors or member of the executive management of the Company; or iii) serving at the request of the Company as director, officer, or employee or agent of another company, partnership, trust or other enterprise.

3.	Without limiting the generality of the foregoing, if you are successful on the merits or otherwise as to one or more but less than all claims, issues or matters in a Proceeding, Parent shall indemnify you against all Expenses actually and reasonably incurred by you in connection with such successfully resolved claims, issues or matters to the fullest extent permitted by applicable law. If any Proceeding is disposed of on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to you, (ii) an adjudication that you were liable to the Company, (iii) a plea of guilty by you, (iv) an adjudication that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal Proceeding, an adjudication that you had reasonable cause to believe your conduct was unlawful, you shall be considered for the purposes hereof to have been wholly successful with respect thereto and be entitled to the full benefits of indemnification set forth in Section 1 in the foregoing. It being understood, and without prejudice to possible claims raised by Parent and / or the Company against you, that the exceptions of (i) through (v) above shall only result in a complete forfeiture of the indemnification if one of the events set forth in Section 5 applies (e.g., in case of bad faith, intentional or grossly negligent breach by you).

4.	Parent acknowledges and agrees that you in your capacity as member of the Board of the Company may be held directly and personally liable, irrespective of any fault (verschuldensunabhängig), for the non-payment or late payment of any tax and social security contributions’ liabilities of the Company. You in your capacity as member of the Board of the Company are free and fully authorised to keep current with, pay and discharge, and/or reserve for any tax and social security contributions’ liabilities of the Company, as you deem adequate. Parent acknowledges and agrees that you will not be held liable by Parent as a shareholder of the Company, or anyone else under the control of Parent, for paying such tax and social security contributions’ liabilities of the Company at any point in time.

5.	Subject to the terms and conditions of this letter agreement, Parent confirms that your rights under this letter agreement shall apply during and after your term of service as member of the Board without regard to whether any actual or alleged state of facts, occurrence, action or omission that may give rise to a claim with respect to which you may have rights under this letter agreement shall have occurred, or whether any such claim shall have accrued or been made, before, during or after such term of service.

6.	Notwithstanding anything herein, the above indemnification provisions shall not apply, and any prepaid Expenses shall be reimbursed, if a competent court of law, through final and non-appealable decision, (i) holds you to be primarily liable of any actions or omissions which constitute an intentional or grossly negligent breach of your material duties under applicable law or under your employment agreement, (ii) holds you to be primarily liable of any actions or omissions committed in bad faith or in a situation where you wilfully or grossly negligently acted in a conflict of interest with the best interests of the Company and/or its affiliated group companies or (iii) holds the above indemnification provisions not to be enforceable under applicable law.

7.	In the event of any change, after the date of this letter agreement, in any applicable law, statute, or rule which expands the right of a Swiss stock corporation to indemnify a member of its or its affiliate’s board of directors or an officer, such changes shall be deemed to be within the purview of your rights and the Parent’s obligations under this letter agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Swiss stock corporation to indemnify its or its affiliate’s member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this letter agreement shall have no effect on this letter agreement or the rights and obligations of you and Parent hereunder.

8.	Parent hereby acknowledges that you have or may from time to time obtain certain rights to indemnification, advancement of expenses and/or insurance provided by one or more third parties (the “Third-Party Indemnitors”). Parent hereby agrees that it will not assert that you must first seek expense advancement or reimbursement, or indemnification, from any Third-Party Indemnitor before Parent must perform its Expense advancement and reimbursement, and indemnification obligations, under this letter agreement. However, you undertake to use your best endeavours to ultimately pursue any available claim(s) against any Third-Party Indemnitors. Notwithstanding any to the contrary provided elsewhere herein, in no event shall anything in this letter agreement indemnify you for any Expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy or arrangement, carried by, on behalf of or in favour of you. For the avoidance of doubt, if any Expenses were so actually paid or reimbursed, you shall reimburse Parent for any such Expenses that Parent initially indemnified.

9.	Promptly after your receipt of notice of the commencement of any action, you agree that, if a claim in respect thereof is to be made against Parent under this letter agreement, you will notify Parent in writing of the commencement thereof. The failure to provide notice shall not be deemed a waiver of the indemnification rights contained herein. Upon receipt of such notification by Parent, Parent shall prepay such costs and expenses that are evidenced in writing, as may be reasonably required from time to time and as set forth in this letter agreement. The notification by you shall include a description of the nature of, and facts underlying, the commencement of the respective action. Parent shall be entitled to appoint counsel of the Parent’s choice at Parent’s or the Company’s expense to represent you in any action for which indemnification is sought (in which case the Parent and / or the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by you or parties except as set forth below), provided, however, that such counsel shall be reasonably satisfactory to you.

10.	Parent will not, without your prior written consent (which consent shall not be unreasonably withheld; in doing so, it being understood that you shall not be required to assume any own personal liability), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of such claim. Parent shall not be liable to you under this indemnity agreement regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent is consented to by Parent (which consent shall not be unreasonably withheld or delayed) in which case Parent agrees to indemnify and hold you harmless from and against any loss or liability by reason of such settlement, compromise or consent.

11.	The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which you may at any time be entitled under applicable law, the Certificate of Incorporation, the By-laws, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise.

This letter agreement shall automatically be terminated and expire at the earlier of (i) the tenth anniversary of your resignation as member of the Board of the Company, and (ii) the Company ceases to be Controlled by Parent. Parent shall undertake commercially reasonably best endeavours to procure that the third party acquiring the Controlling stake in the Company will assume and continue to provide adequate indemnification provisions which are no less favourable to you than those of this letter agreement. For the purpose of this letter agreement “Controlled” / “Controlling” shall mean that the Company, directly or indirectly, is controlled by, or is under common control with, Parent by holding more than 50% of the voting rights of the Company or otherwise controlling the Company so to have the power, direct or indirect, to direct the management and policies of the Company, whether by contract or otherwise.

This letter agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior oral or written agreements concerning such subject matter. Should any provisions of this letter agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this letter agreement shall not be affected or impaired thereby.

This letter agreement will be governed by and construed in accordance with the substantive laws of Switzerland. Any dispute arising out of or in connection with this letter agreement, including its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be exclusively be reserved to the courts of Zurich 1, Switzerland.

Please indicate your acceptance of the foregoing by signing and returning the enclosed extra copy of this letter.

Sincerely yours,

[Parent]

By:
Name:
Title:

Acknowledged and agreed:

Place, date:

[Director]

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